Exhibit 10.3

Purchase Agreement 2020-2021

This Purchase Agreement (“Agreement”) is effective from November 2020 to June 2021

Between	New Brand Cashmere Products Co. Ltd. is situate at Room 1703B Chamtime Corporate Avenue, No. 899 HaiNing Road, Shanghai, PRC. (Party A)

And	Zhejiang Xinao Textiles Inc., is situate at No. 48 ZhenZhi Street, ChongFu Town, Tongxiang City, Zhejiang, Postal code 314511 (Party B)

Party A and Party B (individually, each a “Party” and collectively, the “Parties”) mutually agreed to the following terms and conditions :

1）	Party A plans to order approximately 180 tons of goods from Party B from Nov 2020 to Jun 2021, among which 137 tons of yarn has RWS certification. Both Parties agree that the order quantity can be adjusted according to market demand with other terms and conditions remain unchanged. The Parties mutually agree the purchase price and quantity as follows:

Yarn Article #	yarn count	yarn composition	yarn price		color book/stock supporting	Categeory	Remarks
			FOBs hanghai (USD/KG)	RMB/KG (13% vat included)
Classic	2/30NM	100% wool 19.5mic	16.40	123.00	Follow Charm color book	worsted spun yarn	Untreated wool for boiled
Melody	2/30Nm	100% wool 19.5mic	17.95	135.00	follow Easy care book		Machine washable yarn
	2/36Nm		18.65	140.00
	2/48Nm		19.30	145.00
Empire	2/60Nm	100% wool 17.5mic	26.5	200.00	yes		Basolan treated (hand wash)
Spirit	2/26Nm	100% wool 17.5mic	25.30	190.00	yes	Woolen spun yarn	hand wash

(The above RMB/USD rate is 6.65 which is based on the exchange rate of Bank of China in Oct 2020)

-	If RWS certification is needed for yarn order, price is increased by RMB15.00/KG or USD2.00/KG based on the price listed above.

-	The price list above is based on net weight, excluding conditional weight.

-	Due to the volatility and uncertainty of future exchange rate, transaction in USD can be converted into RMB based on the exchange rate of Bank of China on the day of the order placement.

2)	Quality Standard:

-	color fastness Grade 3

-	pilling resistant grade 3 or above (ICI pilling box for 3 hrs)

Party B should meet the above quality requirement on yarn production. If the yarn provided by Party B fails to meet the requirements, Part B agrees to replace the yarn that meets the quality requirements and deliver to Party A or Party A’s designated factory within a time limit specified by Party A.

3)	Delivery arrangement

Party B agrees to complete the shipment within 30-42 days after Party A informs about the color allocation and confirms the color cards, excluding the time needed for batch processing, inspection and warehousing time.

4)	Order and payment arrangement

i)	Easy Rich Industries Limited would issue a Letter of Credit to Party B as deposit which is valid until May 2021.

ii)	After shipment is arranged, Party B should send email to Party A’s Accounts Department with Bill of Lading and lab test report. Party A will arrange TT payment within a week.

iii)	Payment of the last USD 500,000 would be settled by Letter of Credit.

5)	During the fulfilment of the aforementioned orders, if there is any quality or delivery issues, both parties would negotiate and resolve in a fair and impartial manner. Party B cannot deduct or withhold the deposit due to these issues.

6)	If either party violates the terms of this agreement, it shall be dealt in accordance with the provisions of the Economic Law of the People’s Republic of China or be settled by arbitration by the people’s court the place where Party B is located.

7)	This agreement is effective after being signed and sealed by the representatives of both Parties.

8)	For any matter not covered in this agreement, it would be negotiated by both parties to reach a supplementary agreement which has the same effect as this agreement and becomes effective after being signed and sealed.

Party A: New Brand Cashmere Products Co. Ltd.	Party B: Zhejiang Xinao Textiles Inc.

Legal representative:	/s/ Ko Sek Yan
Signature with stamp	Company stamp

Date: 1 Nov 2020	Date: 1 Nov 2020